Exhibit 1.48

ALTIA PLC STOCK EXCHANGE RELEASE 15 April 2021 at 8:15 p.m. EEST

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

Altia has received conditional approval for the merger from the Swedish Competition Authority and offered remedies to the Finnish and Norwegian competition authorities

Altia Plc (“Altia”) and Arcus ASA (“Arcus”) announced on 29 September 2020 the merger of Altia’s and Arcus’ business operations through a statutory cross-border absorption merger of Arcus into Altia (the “Merger”). The completion of the Merger is subject to, inter alia, merger control approvals from the Finnish Competition and Consumer Authority (the “FCCA”), the Swedish Competition Authority (the “SCA”) and the Norwegian Competition Authority (the “NCA”).

The SCA has today decided to approve the Merger, conditional on the divestment of Altia’s aquavit brands Skåne Akvavit and Hallands Fläder and cognac brand Grönstedts and Arcus’ spirits brand Dworek. As an alternative to the divestment of Altia’s cognac brand Grönstedts, Arcus’ Braastad brand may be sub-licensed in Sweden. Altia and Arcus have also committed to provide transitional services to the buyer for a limited period, to the extent required.

Altia and Arcus have also offered remedies to the FCCA and NCA. In Finland, the proposed remedies include the divestment of Altia’s aquavit brand Skåne Akvavit prior to the completion of the Merger and the termination of Arcus’ distribution agreement concerning the liqueur brand Metsmaasikas. In Norway, the proposed remedies include the divestment of Arcus’ aquavit brand Akevitt Spesial and spirits brands Dworek and S.P.R.T. and Altia’s aquavit brand Skåne Akvavit prior to the completion of the Merger. Also the remedies proposed to the FCCA and NCA include commitments to provide transitional services to the buyer for a limited period, to the extent required. The offered remedies may be subject to change until the FCCA and NCA render their decisions.

The decision by the FCCA is expected to be received by 19 April 2021 and the decision by the NCA by 20 May 2021.

Based on a commitment made by Arcus to the Danish Competition Council as set out in the authority’s decision of 26 September 2012, Arcus is prevented from re-acquiring the aquavit brand Brøndums, which it divested to Altia in 2013 in order to receive clearance for its acquisition of Pernod Ricard Denmark A/S. Therefore, to comply with the said decision, Altia will divest the aquavit brand Brøndums.

The approved and proposed remedy divestments will not affect the previously communicated synergy potential or the industrial logic behind the combination of Altia and Arcus. These divestments will not include production equipment, facilities or employees.

Altia and Arcus have had constructive dialogues with the competition authorities during the antitrust review process, and the companies believe that the remedies proposed to the FCCA and NCA will fully resolve the authorities’ concerns. Altia and Arcus continue to be fully committed to the Merger and are working closely with the competition authorities to obtain regulatory approvals allowing completion of the Merger as planned by the end of the first half of 2021. However, completion of the Merger may be delayed to fall of 2021, since the NCA and FCCA require an “up-front buyer” to be included in the proposed remedies, which means that a binding agreement on the divestments must be entered into prior the completion of the Merger. The divestment processes have been initiated, and negotiations with several potential buyers are ongoing.

Altia published the previous update of the competition authority processes on 11 March 2021.

ALTIA PLC

Contacts:

Analysts and investors: Juhana Jokinen, Interim CFO, tel. +358 40 503 9263

Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867

Distribution:

Nasdaq Helsinki Ltd

Principal media

www.altiagroup.com

Information on Altia and Arcus in brief

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic and Baltic countries. Altia wants to support a development of a modern, responsible Nordic drinking culture. Altia’s key exports brands are Koskenkorva, O.P. Anderson and Larsen. Other iconic Nordic brands are Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer and Grönstedts.

Altia’s current strategy is built on two core strengths: Altia is the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Arcus is a leading Nordic branded consumer goods company within wine and spirits. Arcus is the world’s largest producer of aquavit, and holds strong market positions for wine and spirits across the Nordics. Vectura, a wholly owned company, supplies complete logistics solutions for the beverage industry in Norway. Arcus was spun off from the Norwegian state monopoly, Vinmonopolet, in 1996 and since then has grown from a local company to an international group with the Nordic region and Germany as its home market. The Group also exports a significant volume of spirits to other countries. Arcus is listed on Oslo Børs.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Altia, Arcus or the merger identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release includes information on the future results, plans and expectations with regard to the Combined Company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company to differ materially from those expressed or implied in the forward-looking statements. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release. Further, there can be no certainty that the merger will be completed in the manner and timeframe described in this release, or at all.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.